FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 163 AND RULE 433
REGISTRATION STATEMENT NO.: 333-171508-01

Sent: Monday, September 19, 2011 9:40 AM
Subject: GSMS 2011-GC5 -- New Issue Announcement Public (external)

GSMS 2011-GC5 -- New Issue Announcement Public (external)

$1.2BN Fixed-Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.

Co-Manager: RBS Securities Inc. and Wells Fargo Securities, LLC

                                                           UW NOI

Class  Fitch/Mdy/MNSTR   Size($mm) WAL(yr) CE%    Cum LTV Debt Yield PxGuid  $px

 A1  AAA(sf)/Aaa(sf)/AAA  90.398    2.30   30.000  41.9%   16.9%     S+100a  100

 A2  AAA(sf)/Aaa(sf)/AAA 476.574    4.68   30.000  41.9%   16.9%     S+175a  101

 A3  AAA(sf)/Aaa(sf)/AAA  86.430    7.21   30.000  41.9%   16.9%     S+190a  101

 A4  AAA(sf)/Aaa(sf)/AAA 568.249    9.55   30.000  41.9%   16.9%     S+185a  101

Collateral Summary

Pool Balance:                         $1,745.22mm

Number of Mortgage Loans:                74

Number of Mortgaged Properties:          129

Wtd Avg Mortgage Interest Rate:          5.3833%

Wtd Avg Rem Term to Maturity (mos):      99

Wtd Avg Rem Amort Term (mos):            347

Wtd Avg Cut-Off LTV:                     61.5%

Wtd Avg DSCR:                            1.71x

% of Mortgage Loans w/ Add’l Debt:       11.4%

Property Type: 53.5% Retail, 14.7% Office, 13.5% Multifamily, 13.3% Hospitality, 1.6% Manufactured Housing, 1.6% Industrial, 0.7% Self Storage, 0.5% Mixed Use, 0.4% Ground Leased Land

Top 5 States:  19.0% NY, 12.7% TX, 12.2% AZ, 7.8% CA, 5.4% MA

Anticipated Timing

Global Investor Call:   Mon, 9/19

Anticipated Pricing:    w/o 9/19

Anticipated Closing:    Thurs, 10/13

Global Investor Call Details

Date:         Mon, 9/19

Time:         2:00 PM EDT

US Dial-in:   888-599-8687

Intl Dial-in: 913-981-5525

Passcode:     3224694

Free Writing Prospectus

<<GSMS 2011-GC5 FWP.pdf>>

Termsheet

<<GSMS 2011-GC5 Term Sheet.pdf>>

Annex A

<<GSMS 2011-GC5 Annex A - RED.xlsx>>

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

***************************************** Important Notice *****************************************

This e-mail may contain information that is confidential, privileged or otherwise protected from disclosure. If you are not an intended recipient of this e-mail, do not duplicate or redistribute it by any means. Please delete it and any attachments and notify the sender that you have received it in error.  Unintended recipients are prohibited from taking action on the basis of information in this e-mail.

E-mail messages may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with without the knowledge of the sender or the intended recipient.  If you are not comfortable with the risks associated with e-mail messages, you may decide not to use e-mail to communicate with Goldman Sachs.

Goldman Sachs reserves the right, to the extent and under circumstances permitted by applicable law, to retain, monitor and intercept e-mail messages to and from its systems.

*******************************************************************************************************